Exhibit 99.1




Peoples State Bank Announces New Financial Services Office and Headquarters

Wausau, Wisconsin - Peoples State Bank (Peoples), subsidiary of PSB Holdings, Inc., announced today a new regional financial services office and administrative headquarters will be constructed on property adjacent to the existing Wausau main office location. Construction of the 32,000 square foot office and drive-through canopy is anticipated to begin in August with completion by the end of the second quarter 2004. The existing Wausau main office which has been used since Peoples opened in 1962 and as most recently expanded during 1992 will be razed. Building project costs including necessary
furniture, fixtures, and equipment are estimated to be $4.4 million.   Annual
depreciation expense after this investment in fixed assets and equipment is estimated to increase $165,000 ($100,000 after income tax benefits).

Peoples is a community bank founded in 1962 holding over $370 million in total assets. The bank has a network of 7 offices throughout Central and Northern Wisconsin providing financial services to thousands of individuals and business owners. PSB Holdings, Inc. is publicly owned and traded under stock symbol PSBQ.OB.

Certain matters discussed in this news release, including those relating to expansion projects and anticipated future expense are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risk and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.